                                                                   EXHIBIT 3.3


                               STATE OF DELAWARE
                                                                        PAGE 1
                       OFFICE OF THE SECRETARY OF STATE

                       --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "INHALE THERAPEUTIC SYSTEMS, INC.", FILED IN THIS OFFICE ON THE

NINETEENTH DAY OF JUNE, A.D. 2000, AT 10 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE

COUNTY RECORDER OF DEEDS.

                                 [SEAL]               [CLIENT NAME LOGO]
                                            -----------------------------------
                                            EDWARD J. FREEL, SECRETARY OF STATE


290390   8100                                   AUTHENTICATION:    0507399

001309315                                                 DATE:    06-20-00



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                           CERTIFICATE OF AMENDMENT
                                OF THE AMENDED
                         CERTIFICATE OF INCORPORATION
                                      OF
                       INHALE THERAPEUTIC SYSTEMS, INC.


     INHALE THERAPEUTIC SYSTEMS, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the corporation is Inhale Therapeutic Systems, Inc. The corporation was originally incorporated under the name Inhale Therapeutic Systems (Delaware), Inc.

     SECOND: The date on which the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware was June 3, 1998. Article I of the Certificate of Incorporation was amended to change the name of the corporation to Inhale Therapeutic Systems, Inc. upon the filing of a Certificate of Agreement of Merger with the Secretary of State of the State of Delaware on July 1, 1998.

     THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

     "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue three hundred ten million (310,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001)."

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Inhale Therapeutic Systems, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 6th day of June, 2000.

                                     INHALE THERAPEUTIC SYSTEMS, INC.

                                     /s/ Ajit S. Gill
                                     -------------------------------------
                                     Ajit S. Gill
                                     President and Chief Executive Officer

ATTEST:

/s/ Stephen L. Hurst
-----------------------
Stephen L. Hurst
Secretary